Exhibit 4.1

EXECUTION VERSION

Supplemental Indenture (this “Supplemental Indenture”), dated as of November 11, 2020, among (i) Wright Medical Group N.V., a Dutch public limited company (naamloze vennootschNovember 8, 2020ap) (the “Company”); (ii) Wright Luxembourg S.A., a Luxembourg société anonyme (“Wright Luxembourg”) and a wholly owned subsidiary of the Company; (iii) Wright Medical Ltd., a Bermuda exempted company (“Wright Bermuda”) and a wholly owned subsidiary of Wright Luxembourg; and (iv) The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 20, 2016, providing for the issuance of the Company’s 2.25% Cash Convertible Senior Notes due 2021 (the “Indenture”);

WHEREAS, pursuant to that certain Purchase Agreement, dated as of November 4, 2019, by and among Stryker Corporation, a Michigan corporation (“Parent”), Stryker B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and direct or indirect wholly owned subsidiary of Parent (“Buyer”), and the Company (the “Purchase Agreement”), Buyer commenced a tender offer (the “Offer”) for all of the issued and outstanding Ordinary Shares for $30.75 per share, in cash, without interest and less applicable withholding taxes (the “Offer Consideration”), and the Ordinary Shares validly tendered (and not withdrawn) pursuant to the Offer were accepted for payment by Buyer on November 11, 2020;

WHEREAS, pursuant to the Purchase Agreement, the Company has entered into that certain Agreement and Plan of Merger, dated as of November 10, 2020, by and among Parent, Buyer, the Company, Wright Luxembourg, Wright Bermuda and Stryker Unite, LTD a Bermuda exempted company (“Merger Sub”) and a wholly owned subsidiary of Buyer (the “Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, the Company, Wright Luxembourg and Wright Bermuda shall effect a series of mergers whereby (i) the Company shall be merged with and into Wright Luxembourg (the “First-Step Merger”), with Wright Luxembourg being the surviving company of the First Step Merger and each Ordinary Share outstanding immediately prior to the consummation of the First Step Merger being exchanged into one (1) duly authorized, validly issued, fully paid ordinary share, par value €0.03 per share, of Wright Luxembourg (the “Wright Luxembourg Shares”), (ii) thereafter, Wright Luxembourg shall be merged with and into Wright Bermuda (the “Second Step Merger”), with Wright Bermuda being the surviving company of the Second Step Merger and each Wright Luxembourg Share outstanding immediately prior to the consummation of the Second Step Merger being converted automatically into one (1) duly authorized, validly issued, fully paid and non-assessable common share, par value $0.01 per share, of Wright Bermuda (“Wright Bermuda Shares”), and (iii) thereafter, at the Final Effective Time (as such term is defined in the Merger Agreement), Merger Sub shall be merged with and into Wright Bermuda (the “Third Step Merger” and, together with the First Step Merger and the Second Step Merger, the “Mergers”), with Wright Bermuda being the surviving company of the Third Step Merger and each Wright Bermuda Share outstanding as of immediately prior to the Final Effective Time being converted automatically into the right to receive the Offer Consideration.

WHEREAS, pursuant to the Merger Agreement, the Final Effective Time shall occur at 7:30 a.m. New York City Time on November 11, 2020;

WHEREAS, in connection with the foregoing, Sections 14.07 and 11.01 of the Indenture provides that the Company, Wright Luxembourg, Wright Bermuda and the Trustee shall execute a supplemental indenture providing that, from and after the Final Effective Time, (i) the Settlement Amount payable upon exchange of the Notes from and after the Final Effective Time shall be calculated based on the Offer Consideration that a holder of one Ordinary Share immediately prior to the Mergers would have been entitled to receive upon the occurrence of the Mergers and (ii) Wright Bermuda shall succeed to and may exercise every right and power of, and expressly assume the obligations of, the Company under the Notes and the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed by the Company; and

WHEREAS, the Trustee has received Board Resolutions from the Company and, pursuant to Sections 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Assumption. In accordance with Section 11.01 of the Indenture, Wright Bermuda, as the Successor Person from and after the Final Effective Time, hereby succeeds to and may exercise every right and power of, and assumes any and all obligations of, the Company under the Notes and the Indenture.

(3) Discharge. Pursuant to Section 11.01 of the Indenture, the Company is hereby discharged from its obligations under the Notes and the Indenture.

(4) Settlement upon Conversion. In accordance with Section 14.07 of the Indenture, from and after the Final Effective Time, subject to any increase in the Conversion Rate pursuant to, and in accordance with, Sections 14.03 and 14.04 of the Indenture, each $1,000 principal amount of Notes shall be convertible solely into an amount in cash equal to $30.75 (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Ordinary Share is entitled to receive) multiplied by the Conversion Rate, which is the amount of cash that Holders of the Notes would have been entitled to receive upon the consummation of the Mergers had each $1,000 principal amount of the Notes been converted into a number of Ordinary Shares equal to the Conversion Rate immediately prior to the Mergers (which amount, for the avoidance of doubt, does not take into account any tax withholding otherwise attributable thereto pursuant to the Merger Agreement). The procedures for settlement upon conversion set forth in the Indenture shall continue to apply mutatis mutandis to the Holders’ right to convert the Notes into the Reference Property, and any reference in the Indenture to Holders’ right to convert the Notes into any Settlement Amount shall be deemed to be a reference to Holders’ right to convert the Notes into the Reference Property as set forth in this Supplemental Indenture.

(5) Other Provisions. Except as expressly provided herein, all other provisions of the Indenture shall remain in full force and effect and this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any all purposes.

(6) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK).

(7) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, Wright Luxembourg and Wright Bermuda. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Lance A. Berry
Name: Lance A. Berry
Title: Executive Vice President, Chief Financial and Operations Officer

WRIGHT LUXEMBOURG S.A.

By:	/s/ Claire Burningham
Name: Claire Buringham
Title: Sole Director

WRIGHT MEDICAL LTD.

By:	/s/ Claire Burningham
Name: Claire Buringham
Title: Sole Director

[Signature page – Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valere Boyd
Name: Valere Boyd
Title: Vice President

[Signature page – Supplemental Indenture]